Exhibit (a)(2)

APPENDIX A

DWS TAX FREE MONEY FUND

RESTATED DESIGNATION OF CLASSES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, the Trustees of the Trust, acting pursuant to the Trust’s declaration of trust as then in effect, have previously established and designated one or more classes of Shares (each, a “Class”) pursuant to one or more designations of classes (the “Prior Designations");

WHEREAS, in connection with the adoption of an Amended and Restated Declaration of Trust dated as of June 27, 2006 (the “Declaration”), as set forth in Section 5.12 of the Declaration, the previously established and designated Classes are to be included on a restated designation.

NOW THEREFORE, the Trustees of the Trust, effective June 27, 2006 hereby restate the Trust’s Prior Designations, the terms of this restated designation to supercede any terms set forth in the Prior Designations.

1.           The following Classes of Shares are established and designated, the Shares of such Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Class under the Declaration and this restated designation:

Class AARP
Class S

2.           For Shares of a Class, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The Shares of a Class shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be further supplemented from time to time.

3.           The designation of Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 27th day of June 2006.

/s/Henry P. Becton, Jr.	/s/Rebecca W. Rimel
Henry P. Becton, Jr., as Trustee	Rebecca W. Rimel, as Trustee

/s/Dawn-Marie Driscoll	/s/Philip Saunders, Jr.
Dawn-Marie Driscoll, as Trustee	Philip Saunders, Jr., as Trustee

/s/Keith R. Fox	/s/William N. Searcy
Keith R. Fox, as Trustee	William N. Searcy, as Trustee

/s/Kenneth C. Froewiss	/s/Jean Gleason Stromberg
Kenneth C. Froewiss, as Trustee	Jean Gleason Stromberg, as Trustee

/s/Martin J. Gruber	/s/Carl W. Vogt
Martin J. Gruber, as Trustee	Carl W. Vogt, as Trustee

/s/Richard J. Herring
Richard J. Herring, as Trustee	Axel Schwarzer, as Trustee

/s/Graham E. Jones
Graham E. Jones, as Trustee